Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results for the Fiscal Year Ended December 30, 2018

SARASOTA, Fla.—March 18, 2019—Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR or the “Company”) today reported its financial results for the Fiscal Year Ended December 30, 2018.

Financial Highlights

•	Net Sales increase 1.4% to $99,560,721
•	Net Income increases to $1,246,797 versus loss in prior year
•	Loss per Common Share ($0.10) versus prior year loss of ($0.17)

Overview

Net Sales

Net Sales for the Fiscal Year ended December 30, 2018 increased to $99,560,721 or 1.4% versus the $98,138,060 recorded in the prior year. Of our two principal business segments, automotive (66.2% of total Net Sales) declined .04% versus the prior year. Our US automotive operations increased 3.3% versus last year and our UK operations declined 1.9%. The principal reason for the improvement in our US automotive business was increased penetration of sales to major seating manufacturers serving the automotive OEM’s. The UK decline (70.9% of total automotive business segment sales) was due to a sluggish economic environment in Europe.

Our Industrial business segment (33.8% of total Net Sales—including Contract sales) increased 5.3% versus the prior year. Our US operations comprised approximately 82.6% of this business segment and was responsible for all the gains. Strength in the US economy, primarily in heavy equipment seating applications as well as market share gains in the non-automotive transportation, hospitality and healthcare areas, drove the improved performance versus last year.

“Fiscal 2018 was a challenging year for us particularly in the UK where we experienced significant economic headwinds. However, it has been a year of progress in many areas as we have achieved success in strategic objectives. We repositioned our product offerings to focus on higher margins, we made marked improvement in simplifying our manufacturing capabilities and we have our Operating Expenses well in control. We still have work to do but we are much better positioned to weather any economic scenario going into Fiscal 2019,” said Howard R. Curd, Chief Executive Officer.

Net Income (Loss)

Net Income in Fiscal 2018 was $1,246,797 versus a loss of $107,213 in the prior year. From an operational perspective, Operating Income was $3,037,953 versus $4,544,835 recorded in the prior year, a decline of 33.2%. In addition to the impairment loss included in other operating expense mentioned below, the primary reason for the decline was a contraction in Gross Profit margins to 17.0% this year versus 18.8% in Fiscal 2017. We have taken corrective action to improve margins by focusing on higher margined product lines by repositioning our manufacturing capabilities away from lower margin lines and cutting costs in this important area. This cost us some revenue in the short-term but will benefit automotive margins in the future. Further, although automotive will continue to be our principal business segment, we are bolstering our presence in the higher margin Industrial segment primarily through research and development enhancements focusing on product integrity and consumer appealing applications. Raw material increases continue to be a challenge particularly passing them on to customers in the automotive segment. Our objective is to move prices as cost increases are incurred with the realization that some of the increases must be absorbed through operational efficiencies.

A continued focus is on control of Operating Expenses and this year we recorded a decline in expenses as a percentage of Net Sales to 14.0% versus 14.8% just two years ago. Included in the Operating Expenses in Fiscal 2018 was a non-cash charge for an impairment loss on equipment of $510,230 related to the repositioning of manufacturing changes within our UK operations as part of our focus on higher margin product lines. Excluding the non-cash, non-recurring charge, Operating Expenses as a percentage of Net Sales would have been reduced to 13.4%.

Offsetting the decline in Operating Income in 2018 was a sharp reduction in our Tax Provision from 2017. During Fiscal 2017, we wrote down US deferred tax assets to reflect a reduction in the marginal tax rate to 21% from 34%. This was a non-recurring transaction.

Loss Per Common Share

Net Loss Allocable to Common Shareholders declined $1,242,944 in Fiscal 2018 to $1,859,186 from $3,102,130 last year. The decline of $1,754,500 in Income Before Tax Provision was offset by the decline of $3,108,510 in the tax provision. Preferred stock dividend in Fiscal 2018 was $3,105,983 versus $2,994,917 in the prior. The weighted average shares outstanding were moderately lower at 18,690,030 as compared to 18,704,773 in the previous year. Loss Per Common Share was ($0.10) versus ($0.17) in Fiscal 2017.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-K filed on March 18, 2019. The Company will have comments on the year in an earnings conference call on March 19, 2019 at 9:00 am (EDT).

Persons wishing to access the conference call may do so by dialing 866-548-4713 (U.S.) and 323-794-2093 (International) and using the ID #1070721. Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/index.php?id=133680) in the investor relations section.

A replay of the conference call will be available beginning March 19, through June 19, 2019 by calling 844-512-2921 (US) or 412-317-6671 (International) and using Pin #1070721. The webcast will be archived on www.uniroyalglobal.com in the investor relations section until March 19, 2020.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2018 was derived 66.2% from the automotive industry and approximately 33.8% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

ASSETS	December 30, 2018	December 31, 2017
CURRENT ASSETS
Cash and cash equivalents	$1,028,841	$1,267,319
Accounts receivable, net	12,422,330	15,167,468
Inventories, net	19,460,260	19,769,662
Other current assets	965,520	846,362
Related party receivable	20,118	37,116
Total Current Assets	33,897,069	37,087,927

PROPERTY AND EQUIPMENT, NET	18,878,949	17,289,058

OTHER ASSETS
Intangible assets	3,217,997	3,295,896
Goodwill	1,079,175	1,079,175
Other long-term assets	3,693,367	3,902,246
Total Other Assets	7,990,539	8,277,317

TOTAL ASSETS	$60,766,557	$62,654,302

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$855,210	$686,640
Lines of credit	19,325,116	19,340,468
Current maturities of long-term debt	1,369,967	1,155,490
Current maturities of capital lease obligations	388,862	408,425
Accounts payable	9,335,235	10,358,761
Accrued expenses and other liabilities	3,326,291	3,594,684
Related party obligation	84,154	286,955
Current portion of postretirement benefit liability - health and life	139,095	143,287
Total Current Liabilities	34,823,930	35,974,710

LONG-TERM LIABILITIES
Long-term debt, less current portion	3,967,754	2,467,433
Capital lease obligations, less current portion	109,446	531,218
Related party lease financing obligation	2,613,717	2,153,327
Long-term debt to related parties	2,990,655	2,765,655
Postretirement benefit liability - health and life, less current portion	2,101,892	2,547,076
Other long-term liabilities	653,653	822,492
Total Long-Term Liabilities	12,437,117	11,287,201
Total Liabilities	47,261,047	47,261,911

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,690,030 shares issued and outstanding as of both December 30, 2018 and December 31, 2017	18,690	18,690
Additional paid-in capital	35,244,770	34,944,972
Accumulated deficit	(22,136,130)	(20,276,944)
Accumulated other comprehensive loss	(702,645)	(375,152)
Total Stockholders' Equity	13,505,510	15,392,391

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,766,557	$62,654,302

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

	Years Ended
	December 30, 2018	December 31, 2017

NET SALES	$99,560,721	$98,138,060

COST OF GOODS SOLD	82,622,952	79,726,380

Gross Profit	16,937,769	18,411,680

OPERATING EXPENSES:
Selling	4,697,627	5,113,726
General and administrative	7,038,725	6,812,448
Research and development	1,653,234	1,940,671
Other operating expenses	510,230	-
OPERATING EXPENSES	13,899,816	13,866,845

Operating Income	3,037,953	4,544,835

OTHER EXPENSE:
Interest and other debt related expense	(1,886,886)	(1,654,719)
Other expense	(96,662)	(81,211)
Net Other Expense	(1,983,548)	(1,735,930)

INCOME BEFORE TAX PROVISION	1,054,405	2,808,905

TAX PROVISION (BENEFIT)	(192,392)	2,916,118

NET INCOME (LOSS)	1,246,797	(107,213)

Preferred stock dividend	(3,105,983)	(2,994,917)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(1,859,186)	$(3,102,130)

LOSS PER COMMON SHARE:
Basic	$(0.10)	$(0.17)
Diluted	$(0.10)	$(0.17)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,690,030	18,704,773
Diluted	18,690,030	18,704,773